SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   -----------


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          American Waste Services, Inc.
                          -----------------------------
                                (Name of Issuer)


                       Class A Common Stock, No par value
                       ----------------------------------
                         (Title of Class of Securities)


                                    030406102
                        ---------------------------------
                                 (CUSIP Number)


                                  May 11, 1998
                        ---------------------------------
             (Date of Event Which Requires Filing of the Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

               [ ] Rule 13d-1(b)
               [X] Rule 13d-1(c)
               [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 030406102                                          Page 2 of 12 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Palestra Capital, L.L.C.
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   1,102,700
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        362,400
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          1,102,700
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          362,400
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,465,100
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [ ]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.8%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------

                               Page 2 of 12 Pages

                                  SCHEDULE 13G

CUSIP No. 030406102                                          Page 3 of 12 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David Brail
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   1,102,700
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        362,400
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          1,102,700
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          362,400
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,465,100
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [ ]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.8%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

                               Page 3 of 12 Pages

                                  SCHEDULE 13G

CUSIP No. 030406102                                          Page 4 of 12 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Palestra Partners, L.P.
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   447,190
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          447,190
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      447,190
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [ ]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.8%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------

                               Page 4 of 12 Pages

                                  SCHEDULE 13G

CUSIP No. 030406102                                          Page 5 of 12 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Palestra Partners II, L.P.
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   655,510
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          655,510
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      655,510
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [ ]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.6%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------

                               Page 5 of 12 Pages

                                         SCHEDULE 13G

ITEM 1(a).     NAME OF ISSUER:

         American Waste Services, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         One American Way, Warren, Ohio 44484-5555

ITEM 2(a).     NAME OF PERSON FILING:

         This statement is being filed by Palestra Capital, L.L.C., David Brail, Palestra Partners L.P., and Palestra Partners II, L.P. (collectively, the "Reporting Persons").

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The business address of each of the Reporting Persons is 237 Park Avenue, 9th Floor, New York, NY 10017.

ITEM 2(c).     CITIZENSHIP:

         Each of Palestra Capital, L.L.C., Palestra Partners L.P., and Palestra Partners II, L.P. is organized under the laws of the State of Delaware.

         David Brail is a citizen of the United States.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

         Class A Common Stock, no par value

ITEM 2(e).     CUSIP NUMBER:

           030406102

ITEM 3.    This statement is filed pursuant to Rule 13d-1(c).  [x]

ITEM 4.    OWNERSHIP.

           Palestra Capital, L.L.C.
           ------------------------
          (a)  Amount beneficially owned:

         Palestra Capital, L.L.C. may be deemed to own beneficially (through the power to direct the vote and disposition thereof) 1,465,100 shares of the Class A Common Stock, no par value (447,190 shares as General Partner of Palestra Partners, L.P., 655,510 shares of Palestra Partners II, L.P., and 362,400 as advisor to two managed accounts).

          (b)  Percent of class:

                               Page 6 of 12 Pages

         The Class A Common Stock beneficially owned by Palestra Capital, L.L.C., amounts to 5.8% of the 25,301,308 shares of Class A Common Stock issued and outstanding as of May 5, 1998 (as reported by the issuer in its quarterly report on Form 10-Q for the quarter ended March 31, 1998).

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                    1,102,700 shares, as General Partner of Palestra Partners, L.P. and Palestra Partners II, L.P.

               (ii) Shared power to vote or to direct the vote:

                    362,400 shares, as advisor to two managed accounts.


               (iii) Sole power to dispose or to direct the disposition of:

                    1,102,700 shares, as General Partner of Palestra Partners, L.P. and Palestra Partners II, L.P.

               (iv) Shared power to dispose or to direct the disposition of:

                    362,400 shares, as advisor to two managed accounts.


           David Brail
           -----------
          (a)  Amount beneficially owned:

          As managing member of Palestra Capital, L.L.C., David Brail may be deemed to own beneficially (through the power to direct the vote and disposition thereof) 1,465,100 shares of the Class A Common Stock, no par value.

          (b)  Percent of class:

               The Class A Common Stock beneficially owned by David Brail amounts to 5.8% of the 25,301,308 shares of Class A Common Stock issued and outstanding as of May 5, 1998 (as reported by the issuer in its quarterly report on Form 10-Q for the quarter ended March 31, 1998).

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                    1,102,700 shares, as managing member of Palestra Capital, L.L.C. which is the General Partner of Palestra Partners, L.P. and Palestra Partners II, L.P.

               (ii) Shared power to vote or to direct the vote:


                               Page 7 of 12 Pages

         362,400 shares, as managing member of Palestra Capital, L.L.C. which is advisor to two managed accounts.


               (iii)  Sole power to dispose or to direct the disposition of:

                      1,102,700   shares,  as  managing  member  of  Palestra
Capital,  L.L.C.  which is the  General  Partner of Palestra Partners,
L.P. and Palestra Partners II, L.P.

               (iv) Shared power to dispose or to direct the disposition of:

                    362,400 shares, as managing member of Palestra Capital, L.L.C. which is advisor to two managed accounts.


          Palestra Partners, L.P.
          -----------------------
          (a)  Amount beneficially owned:

               447,190

          (b)  Percent of class:

               1.8%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                    447,190

               (ii) Shared power to vote or to direct the vote:

                    Not Applicable.


               (iii) Sole power to dispose or to direct the disposition of:

                     447,190

               (iv) Shared power to dispose or to direct the disposition of:

                     Not Applicable.


                               Page 8 of 12 Pages

          Palestra Partners II, L.P.
          --------------------------

          (a)  Amount beneficially owned:

               655,510

          (b)  Percent of class:

               2.6%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     655,510

               (ii)  Shared power to vote or to direct the vote:

                     Not Applicable.


               (iii) Sole power to dispose or to direct the disposition of:

                     655,510

               (iv)  Shared power to dispose or to direct the disposition of:

                     Not Applicable.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           The right to receive and the power to direct the receipt of dividends from, and the proceeds from the sales of 362,400 shares of Class A Common Stock reported beneficially owned by Palestra Capital, L.L.C. is possessed by two customers for whom Palestra Capital, L.L.C. maintains managed accounts.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

                               Page 9 of 12 Pages

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 10 of 12 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:   May  19, 1998


                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail


                        PALESTRA CAPITAL, L.L.C.

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title: Managing Member


                        PALESTRA PARTNERS, L.P.

                        By: PALESTRA CAPITAL, L.L.C., its General Partner

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title:  Managing Member


                        PALESTRA PARTNERS II, L.P.

                        By: PALESTRA CAPITAL, L.L.C., its General Partner

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title: Managing Member




                               Page 11 of 12 Pages

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

         This will confirm the agreement by and among all of the undersigned that the Schedule 13G, dated as of May 19, 1998, filed on or about this date with respect to the beneficial ownership by Palestra Capital L.L.C., Palestra Partners, L.P., Palestra Partners II, L.P., and David Brail of shares of Class A Common Stock, of American Waste Services, Inc. is being filed on behalf of each of the undersigned.

Dated: May 19, 1998


                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail


                        PALESTRA CAPITAL, L.L.C.

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title: Managing Member


                        PALESTRA PARTNERS, L.P.
                        By: PALESTRA CAPITAL, L.L.C., its General Partner

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title:  Managing Member


                        PALESTRA PARTNERS II, L.P.

                        By: PALESTRA CAPITAL, L.L.C., its General Partner

                        By: /s/ David Brail
                           ----------------------------
                        Name: David Brail
                        Title: Managing Member



                               Page 12 of 12 Pages